                          RPM, INC. AND SUBSIDIARIES
                          --------------------------                          11
              CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
              ---------------------------------------------------
                 PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                 ---------------------------------------------
                                  (Unaudited)
                                                                     Exhibit XI
                    (In thousands, except per share amounts)



                                                                            Nine Months Ended February 28,
                                                                            ------------------------------
                                                                               1995          1994
                                                                              -------       -------
Shares Outstanding
- ------------------
     For computation of primary earnings per
        common share
            Weighted average shares                                            56,791        56,255
            Net issuable common share equivalents                                 318           341
                                                                              -------       -------

              Total shares for primary earnings
                 per share                                                     57,109        56,596

     For computation of fully-diluted earnings
        per common share
           Additional shares issuable assuming
              conversion of convertible securities                              7,813         8,262

           Additional common shares equivalents;
              ending market value higher than
              average market value                                                 14            67
                                                                              -------       -------

                 Total shares for fully-diluted
                    earnings per share                                         64,936        64,925
                                                                              =======       =======

Net Income
- ----------
     Net income applicable to common shares for
        primary earnings per share                                            $40,966       $35,761
           Add  back interest net of tax on convertible
              securities assumed to be converted                                3,523         3,520
                                                                              -------       -------

     Net income applicable to common shares for
        fully-diluted earnings                                                $44,489       $39,281
                                                                              =======       =======


     Earnings Per Common Share and Common Share
        Equivalents                                                            $.72          $.63
                                                                               ====          ====


     Earnings Per Common Share Assuming Full
        Dilution                                                               $.69          $.61
                                                                               ====          ====

The accompanying notes to consolidated financial statements are an integral part of these statements.